Exhibit 5.1

[Jones Day Letterhead]

December 7, 2012

Gray Television, Inc.

and the Guarantors (as defined below)

4370 Peachtree Road, NE

Atlanta, Georgia 30319

Re:	Registration Statement on Form S-4 Filed by Gray Television, Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Gray Television, Inc., a Georgia corporation (the “Company”), and the Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2020 of the Company (the “Exchange Notes”) for an equal principal amount of 7 1/2% Senior Notes due 2020 of the Company outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to the indenture, dated as of October 9, 2012 (the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, together, the “Covered Guarantors”), Gray Television Licensee, LLC (the “Other Guarantor”; the Other Guarantor and the Covered Guarantors are collectively referred to as the “Guarantors”) and U.S. Bank, National Association, as trustee (the “Trustee”). The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Original Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

Gray Television, Inc.

and the Guarantors

December 7, 2012

2.	The Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and together, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Guarantee of the Original Notes (together, the “Original Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Exchange Guarantee of the Other Guarantor, when it is issued and delivered in exchange for the Original Guarantee of the Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of the Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid, binding and enforceable obligation of the Trustee and (ii) the Original Notes have been duly authenticated by the Trustee in accordance with the Indenture.

For the purposes of our opinion set forth in paragraph 3 with respect to the Exchange Guarantee of the Other Guarantor, we have assumed that (i) the Other Guarantor is a limited liability company existing and in good standing under the laws of the State of Nevada, (ii) the Indenture and the Exchange Guarantee (a) have been authorized by all necessary limited liability company action of the Other Guarantor and (b) have been executed and delivered by the Other Guarantor under the laws the State of Nevada, and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Exchange Guarantee by the Other Guarantor do not violate or conflict with the laws the State of Nevada or the terms and provisions of the certificate of formation or limited liability company agreement of the Other Guarantor.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. The opinions expressed herein are limited to (i) the laws

Gray Television, Inc.

and the Guarantors

December 7, 2012

of the State of New York, (ii) the laws of the State of Georgia and (iii) the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Covered Guarantors

Name of Guarantor	State of Incorporation
WVLT-TV, Inc.	Georgia
Gray Television Group, Inc.	Delaware